Exhibit 10.05

Lumber Liquidators

3000 John Deere Road

Toano, VA 23168

December 28, 2005

Mr. Robert M. Morrison

13 Brown House Road

Old Greenwich, CT 06870

Dear Rob:

We are pleased to offer you the position of Senior Vice President, Stores at Lumber Liquidators. In this new position, you will report directly to the President. Your first day of work will be January 3, 2006.

In your position of Senior Vice President, Stores, your starting annual salary will be $275,000 per year ($20,833 per monthly pay period), and you will be eligible for an annual bonus of up to 75% of your annual base salary. Bonuses are based on company financial performance and personal job performance and are payable at the completion of the fiscal year-end audit. In years in which the Company performs exceptionally well, bonuses may then be subject to an accelerator and exceed the normal 100% limit for your position. You will also be eligible, at time of hire, for four weeks paid vacation per calendar year.

Within ninety (90) days after you start work, you will receive a stock option grant of 114,760 shares (1/2%) of Lumber Liquidators stock, pending Board approval. The value of these shares will be set on the date the options are awarded to you. You will also be eligible to receive future stock option grants, beginning when the Board of Directors next elects to issue such grants. As with any option grant, no stock’s value can ever be guaranteed.

If required, we will relocate you to Virginia, covering three months temporary rent, moving expenses and closing cost on your home. This amount should not exceed $125,000. Should you choose to rent for an extended period, we will offset the expense with covered relocation cost.

Rob, should you be terminated without cause (negligence) in the first 24 months of your employment, you will receive severance pay in the gross amount of your annual base salary.

Please let me know of your intent to accept this offer by signing and returning a copy of this letter by close of business Friday, December 30, 2005, at which time we will agree on an acceptable start date for you.

In addition, because of the sensitive nature of the information with which your position will be entrusted, you will be asked to sign a non-disclosure/non-competition agreement on your first day of work as a condition of continued employment.

Rob, we are delighted to have you as a part of our senior management team and look forward to the contributions your leadership will bring in building a very exciting future for our organization.

Sincerely,

/s/ Thomas Sullivan

Thomas Sullivan

President

Accepted	/s/ Robert M. Morrison	Date	12/29/05
Robert M. Morrison